SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                                 August 4, 1998
                                 Date of Report
                        (Date of earliest event reported)


                                   ATMI, INC.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)

        0-22756                                            06-1481060
(Commission File Number)                       (IRS Employer Identification No.)


                                7 Commerce Drive
                           Danbury, Connecticut 06810
               (Address of principal executive offices) (Zip Code)



                                 (203) 794-1100
              (Registrant's telephone number, including area code)
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Item 2.  Acquisition or Disposition of Assets.

     On August 4, 1998, pursuant to a Merger Agreement dated February 19, 1998 (the "Merger Agreement"), by and among NOW Technologies, Inc., a Minnesota corporation ("NOW"), ATMI, Inc. a Delaware corporation ("ATMI"), and Glide Acquisition, Inc., a newly-formed, wholly-owned Delaware subsidiary of ATMI ("Merger Subsidiary"), Merger Subsidiary merged with and into NOW, with NOW being the surviving corporation (the "Merger"). As a result of the Merger, NOW became a wholly-owned subsidiary of ATMI.

     Pursuant to the Merger, each outstanding share of NOW Common Stock was converted into .865338 shares of ATMI Common Stock. In the aggregate, 1,593,952 shares of ATMI Common Stock were issued in the Merger. The number of shares of ATMI Common Stock issued in the Merger was determined pursuant to an exchange ratio set forth in the Merger Agreement which was established through negotiations among the parties. In addition, each outstanding option to purchase one share of NOW Common Stock was converted into a stock option to purchase
 .865338 shares of ATMI Common Stock under a stock option plan of ATMI.

     The Merger is intended to be a tax-free transaction under the Internal Revenue Code of 1986, as amended (the "Code"), and will be accounted for as a pooling of interests. NOW manufactures proprietary, state-of-the-art, high performance containers and dispensing systems for advanced purity chemicals used in the manufacture of microelectronics, particularly semiconductor integrated circuits and active matrix flat panel displays. ATMI intends to continue the business currently performed by NOW as a division of ATMI.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial Statements of Business Acquired

     The required financial statements will be filed no later that 60 days after August 19, 1998.


     (b)  Pro Forma Financial Information

     The required pro forma financial information will be filed no later than 60 days after August 19, 1998.

     (c)  Exhibits.

     2.01 Merger Agreement by and among ATMI, Inc., Glide Acquisition, Inc. and NOW Technologies, Inc. dated as of February 19, 1998 (Exhibit 2.03 to ATMI's Registration Statement on Form S-1, Registration No. 333-46609). (1)

     (1)  Incorporated by reference herein.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August 12, 1998                          ATMI, INC.

                                    /s/ Daniel P. Sharkey
                                    Daniel P. Sharkey
                                    Vice President, Chief Financial Officer
                                    and Treasurer